================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 30, 1997



                       ERP OPERATING LIMITED PARTNERSHIP
               (Exact Name of Registrant as Specified in Charter)



   Maryland                0-24920                        36-3894853
(State or other    (Commission File Number)    (IRS Employer Identification No.)
Jurisdiction of
Incorporation)

         Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606
       (Address of Principal Executive Office)                (Zip Code)


      Registrant's telephone number, including area code:  (312) 474-1300


                                 Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)

================================================================================

Item 5.   Other Events

          On August 27, 1997, ERP Operating Limited Partnership, an Illinois limited partnership ("ERP") and Evans Withycombe Residential, L.P., a Delaware limited partnership ("EWRP"), entered into an Asset Contribution Agreement dated as of August 27, 1997 (the "Asset Contribution Agreement") pursuant to which EWRP agreed to contribute all of its assets to ERP (the "Contribution") in exchange for units of limited partnership interest in ERP ("ERP Units"). The Asset Contribution Agreement was entered into in connection with the contemplated merger ("Merger") of Evans Withycombe Residential, Inc., a Maryland corporation and sole general partner of EWRP ("EWR"), with and into Equity Residential Properties Trust, a Maryland real estate investment trust and sole general partner of ERP ("EQR"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") entered into between EQR and EWR on August 27, 1997. The number of ERP Units to be received by EWRP in consideration for the Contribution shall equal the number of units of limited partnership interest in EWRP ("EWRP Units") outstanding immediately prior to the Contribution multiplied by 0.50 (the "Exchange Ratio"). The Contribution shall occur upon ERP giving notice to EWRP at any time following the first to occur of (i) the date twelve months after the consummation of the Merger, (ii) the date on which EQR receives an opinion of a nationally recognized tax counsel satisfactory to it or a ruling from the Internal Revenue Service that the Contribution may be effected without adversely affecting the qualification of the Merger as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") or (iii) the date on which regulations are promulgated by the Department of the Treasury which, in the opinion of a nationally recognized tax counsel satisfactory to EQR, would permit the Contribution to occur without adversely affecting the qualification of the Merger as a tax-free reorganization within the meaning of Section 368 of the Code. If ERP fails to give such notice by December 31, 1999, the Asset Contribution Agreement shall terminate and EWRP shall have no further obligations thereunder. The Contribution is also subject to the approval of the limited partners of EWRP.

          The Asset Contribution Agreement and the transactions related thereto were reported by ERP in a Current Report on Form 8-K filed on September 10, 1997. ERP is filing the information contained herein from ERWP's Quarterly Report on Form 10-Q for the period ended September 30, 1997 in order to provide investors with additional information relating to EWRP.

                      EVANS WITHYCOMBE RESIDENTIAL, L.P.
                          CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)

                                                 SEPTEMBER 30,  DECEMBER 31,
                                                    1997           1996
                                                 -------------  ------------
                                                  (Unaudited)
ASSETS
Real Estate:
  Land...........................................   $129,278     $121,915
  Buildings and improvements.....................    606,882      543,839
  Furniture and fixtures.........................     34,780       29,567
  Construction-in-progress.......................     35,568       66,229
                                                    --------     --------
                                                     806,508      761,550

  Less accumulated depreciation..................    (54,409)     (38,331)
                                                    --------     --------
                                                     752,099      723,219
Cash and cash equivalents........................      2,488        2,568
Restricted cash..................................     15,305        1,622
Accounts and notes receivable....................      1,849        2,702
Mortgage notes receivable........................      7,188           --
Deferred costs, net of accumulated amortization
 of $1,841 and $1,265 at September 30, 1997 and
 December 31, 1996, respectively.................      4,503        3,838
Other assets.....................................      3,135        1,518
                                                    --------     --------

Total assets.....................................   $786,567     $735,467
                                                    ========     ========


LIABILITIES AND PARTNERS' CAPITAL

Mortgage and notes payable.......................   $442,156     $436,172
Accounts payable and other liabilities...........      8,945        7,782
Distributions payable............................      9,480           --
Accrued interest.................................      5,327        1,417
Accrued property taxes...........................      5,306        2,912
Resident security deposits.......................      2,617        1,818
Prepaid rent.....................................        838          585
                                                    --------     --------
Total liabilities................................    474,669      450,686

Minority interest................................        799          827

Partners' capital................................    311,099      283,954
                                                    --------     --------
Total liabilities and partners' capital..........   $786,567     $735,467
                                                    ========     ========

See Notes to Consolidated Financial Statements

                      EVANS WITHYCOMBE RESIDENTIAL, L.P.
                       CONSOLIDATED STATEMENTS OF INCOME
    (Amounts in thousands, except for number of units and per unit amounts)
                                  (Unaudited)

                                                           THREE MONTHS ENDED               NINE MONTHS ENDED
                                                      SEPTEMBER 30,     SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                                                           1997             1996           1997           1996
                                                    ------------------  -------------  -------------  -------------

Revenues:
  Rental..........................................    $    28,417        $    24,351    $    83,282    $    68,565
  Third party management fees.....................            381                103            611          1,054
  Interest income - investment in mortgage notes..            194                 --            201             --
  Interest and other..............................          2,249              1,484          5,747          4,565
                                                      -----------        -----------    -----------    -----------
Total revenues....................................         31,241             25,938         89,841         74,184

Expenses:
  Property and maintenance........................          7,709              7,367         22,143         18,759
  Real estate taxes and insurance.................          2,552              1,847          7,287          5,574
  Property management.............................            788                721          2,328          2,429
  General and administrative......................            305                329            978          1,126
  Depreciation....................................          6,701              5,437         19,338         15,077
  Interest:
    Expense incurred, net of amounts capitalized..          7,587              6,077         22,534         16,693
    Amortization of deferred financing costs......            286                174            741            451
                                                      -----------        -----------    -----------    -----------
Total expenses....................................         25,928             21,952         75,349         60,109
                                                      -----------        -----------    -----------    -----------
Income before minority interest, gain on sale of
  real estate assets and extraordinary item.......          5,313              3,986         14,492         14,075
Gain on sale of real estate assets................          2,278                 --          7,531             --
Minority interest.................................            (15)               (15)           (45)           (54)
                                                      -----------        -----------    -----------    -----------

Income before extraordinary item..................          7,576              3,971         21,978         14,021

Extraordinary item-
  loss on early extinguishment of debt............             --                 --         (1,500)            --
                                                      -----------        -----------    -----------    -----------

Net income........................................    $     7,576        $     3,971    $    20,478    $    14,021
                                                      -----------        -----------    -----------    -----------

Earnings per unit before extraordinary item.......    $      0.30        $      0.17    $      0.89    $      0.64
                                                      -----------        -----------    -----------    -----------

Earnings per unit.................................    $      0.30        $      0.17    $      0.83    $      0.64
                                                      -----------        -----------    -----------    -----------

Weighted average units outstanding................     24,915,866         23,038,163     24,583,939     21,897,381
                                                      -----------        -----------    -----------    -----------

See Notes to Consolidated Financial Statements

                      EVANS WITHYCOMBE RESIDENTIAL, L.P.
                  CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
    (Amounts in thousands, except for number of units and per unit amounts)
                                  (Unaudited)

                                                                                                UNAMORTIZED
                                                                       EVANS         OTHER         EMPLOYEE
                                                                    WITHYCOMBE      LIMITED      RESTRICTED
                                                        NUMBER OF   RESIDENTIAL     PARTNERS       STOCK
                                                          UNITS        INC.         CAPITAL     COMPENSATION       TOTAL
                                                      -----------   -----------    ---------    ------------     ---------
Partners' capital, December 31, 1996..............    23,044,712    $  226,301     $  58,118     $ (465)         $283,954
  Net income......................................            --        16,755         3,723         --            20,478
  Distributions ($1.19 per unit)..................            --       (24,199)       (5,445)        --           (29,644)
  Proceeds of third offering, net of underwriting
    discount and offering costs of $406...........     1,800,000        35,415            --         --            35,415
  Conversion of units to common stock.............            --         3,235        (3,235)        --                --
  Exercise of stock options.......................        36,500           731            --         --               731
  Issuance of restricted stock....................        69,775         1,435            --     (1,435)               --
  Forfeiture of restricted stock..................        (3,506)          (44)           --         --               (44)
  Amortization of deferred compensation...........            --            --            --        209               209
                                                      -----------    ----------     --------    --------         --------
Partners' capital, September 30 1997.....             24,947,481      $259,629       $53,161    $(1,691)         $311,099
                                                      -----------    ----------     --------    --------         --------


See Notes to Consolidated Financial Statements

                      EVANS WITHYCOMBE RESIDENTIAL, L.P.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)
                                  (Unaudited)


                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                                            -------------------------------
                                                                  1997       1996
                                                                  ----       ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..........................................          $  20,478   $  14,021
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization...................             19,338      15,077
    Amortization of deferred financing costs and
      bond discount.................................                807         495
    Amortization of deferred comp...................                255         360
    Minority interest...............................                 45          54
    Net gain on sale of real estate assets..........             (7,531)         --
    Write-off of development and acquisition costs..                402         107
    Write-off of deferred loan costs................                294          --
Decrease (increase) in assets:
    Restricted cash.................................            (13,683)       (371)
    Accounts and notes receivable...................                744      (1,386)
    Other assets....................................             (1,548)       (160)
(Decrease) increase in liabilities:
    Accounts payable and other liabilities..........              1,129        (425)
    Accrued interest................................              3,910         141
    Accrued property taxes..........................              2,394       2,201
    Resident security deposits......................                799         158
    Prepaid rent....................................                253         341
                                                              ---------   ---------
Net cash provided by operating activities...........             28,086      30,613

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of real estate assets......................            (54,431)   (103,443)
Sale of real estate assets..........................             24,383          --
                                                              ---------   ---------
Net cash used in investing activities...............            (30,048)   (103,443)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Third Public Offering, net of
  expenses........................................               35,415          --
Proceeds from Second Public Offering, net of
  expenses........................................                   --      40,891
Proceeds from exercise of options.................                  731         234
Proceeds from mortgage notes and revolving
  credit facility.................................              209,306     235,028
Principal payments on mortgage notes..............             (221,706)   (178,748)
Payment for loan costs............................               (1,700)     (1,758)
Dividends paid....................................              (20,091)    (24,963)
Minority interest distributions...................                  (73)        (96)
                                                              ---------   ---------
Net cash provided by financing activities.........                1,882      70,588
                                                              ---------   ---------

Net decrease in cash and cash equivalents.........                  (80)     (2,242)
Cash and cash equivalents, beginning of period....                2,568       3,634
                                                              ---------   ---------
Cash and cash equivalents, end of period..........            $   2,488   $   1,392
                                                              =========   =========

SUPPLEMENTAL INFORMATION

Cash paid during the period for interest..........            $  18,624   $  16,500
                                                              =========   =========
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY
Assumption of debt related to the acquisition of
  apartment communities...........................            $  18,318   $  22,650
                                                              =========   =========
Origination of carryback mortgage notes arising
  from sale of apartment communities..............            $   7,188   $      --
                                                              =========   =========
Issuance of stock under restricted stock
  incentive plan..................................            $      89   $      66
                                                              =========   =========

Conversion of units to common stock...............            $   3,234   $     888
                                                              =========   =========



See Notes to Consolidated Financial Statements

                      EVANS WITHYCOMBE RESIDENTIAL, L.P.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997
(AMOUNTS IN THOUSANDS, EXCEPT FOR APARTMENT DATA, NUMBER OF UNITS OR SHARES AND
                               PER UNIT AMOUNTS)
                                  (UNAUDITED)

1.  ORGANIZATION AND FORMATION OF THE COMPANY

Evans Withycombe Residential, L.P. (the "Operating Partnership") is one of the largest developers and managers of upscale apartment communities in Arizona and is expanding its operations into selected sub-markets in Southern California. The Operating Partnership owns and manages 51 stabilized multifamily apartment communities containing 14,747 units, of which 44 stabilized multifamily apartment communities are located in Phoenix and Tucson, Arizona, containing a total of 12,349 units and seven stabilized multifamily apartment communities are located in the Southern California market containing a total of 2,398 units. The Operating Partnership is also in the process of developing or expanding four multifamily apartment communities comprising 953 units in its Phoenix market. The Operating Partnership is fully integrated with expertise in development, acquisitions, construction and management of apartment communities. The Operating Partnership had approximately 600 employees at September 30, 1997.

The Operating Partnership was formed in June 1994 to develop, acquire, own and manage upscale multifamily apartment communities for Evans Withycombe Residential, Inc. On August 17, 1994, Evans Withycombe Residential, Inc. (the "Company") completed an Initial Public Offering and engaged in various formation transactions designed to transfer ownership of the communities and other assets of the predecessor company to the Operating Partnership or Evans Withycombe Finance Partnership, L.P. (the "Financing Partnership"). The Operating Partnership owns 99.0 percent of Evans Withycombe Finance, L.P. and has a 99.0 percent economic interest in Evans Withycombe Management, Inc. (the "Management Company"). Evans Withycombe Residential, Inc. is the sole general partner of and owned a 81.9 percent and 79.3 percent interest in the Operating Partnership at September 30, 1997 and 1996, respectively.

In the second quarter of 1996, the Company completed the Second Public Offering. The net proceeds of $40,891 from the sale of 2,088,889 shares of common stock from the Second Public Offering were used to purchase 2,088,889 units in the Operating Partnership. The Operating Partnership used the proceeds to repay a portion of the $150 million unsecured Revolving Credit Facility (Revolving Credit Facility).

In the first quarter of 1997, the Company completed the Third Public Offering. The net proceeds of $35,415 from the sale of 1,800,000 shares of common stock from the Third Public Offering were used to purchase 1,800,000 units in the Operating Partnership. The Operating Partnership use the proceeds to repay a portion of the Revolving Credit Facility.

2.  BASIS OF PRESENTATION

The accompanying consolidated financial statements of Evans Withycombe Residential, L.P. include the consolidated accounts of the Operating Partnership, the Financing Partnership and the Management Company.

The accompanying unaudited consolidated financial statements have been presented by the Operating Partnership's management in accordance with generally accepted accounting principles for interim financial information and the rules and regulations of the Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, all adjustments (consisting of normally recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

These consolidated financial statements should be read in conjunction with the Operating Partnership's December 31, 1996 audited consolidated financial statements and accompanying notes in the Evans Withycombe Residential, L.P. Annual Report on Form 10/A.

RECLASSIFICATION

Certain amounts in the consolidated statements of income for 1996 have been reclassified to conform to the 1997 presentation.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REAL ESTATE ASSETS AND DEPRECIATION

The Operating Partnership records its real estate assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of". SFAS No. 121 requires that long-lived assets such as real estate assets, be reviewed whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. If the sum of the estimated future net cash flows (undiscounted and without interest charges) from an asset to be held and used is less than the book value of the asset, an impairment loss must be recognized in the amount of the difference between book value and fair value as opposed to the difference between book value and net realizable value under the previous accounting standard. For long-term assets like apartment communities, the determination of whether there is an impairment loss is dependent primarily on the Operating Partnership's estimates on occupancy, rent and expense increases, which involves numerous assumptions and judgments as to future events over a period of many years. At September 30, 1997 the Operating Partnership does not hold any assets that meet the impairment criteria of SFAS No. 121.

Costs related directly to the acquisition and improvement of real estate are capitalized. Interest costs incurred during construction of a new property are capitalized until completion of construction on a building-by-building basis. Interest capitalized was $509 and $1,479 and $608 and $2,072, for the three and the nine months ended September 30, 1997 and 1996, respectively.

Ordinary repairs, maintenance and costs incurred in connection with resident turnover such as unit cleaning, painting, and carpet cleaning are expensed as incurred; major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the expected useful lives of depreciable property, which ranges from 10 to 40 years for buildings and improvements and five to eight years for furnishings and equipment.

The Operating Partnership reports developments and lease-up properties as construction-in-progress until construction on the apartment community has been completed and the apartment community has reached stabilized occupancy.

The Operating Partnership also reports land relating to construction-in-progress as land on its balance sheet. Land associated with construction-in-progress was $8,272 and $12,060 at September 30, 1997 and December 31, 1996, respectively.

REVENUE RECOGNITION

Rental income attributable to residential leases is recorded when due from residents. Leases are for periods of up to one year, with rental payments due monthly.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all cash and cash equivalent investments with original maturities of three months or less, primarily consisting of demand deposits in banks.

RESTRICTED CASH

Restricted cash includes restricted deposits held by third party intermediaries for the purpose of completing an IRS Section 1031 tax free exchange, sinking fund accounts related to tax exempt bonds, property taxes and escrow accounts.

DEFERRED COSTS

Costs incurred in obtaining long-term financing are deferred. These costs are amortized on the effective interest method over the terms of the related debt agreements.

INCOME TAXES

The Operating Partnership has made an election to be taxed as a Partnership and accordingly, no federal or state income taxes have been provided in the accompanying consolidated financial statements.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

EARNINGS PER UNIT

Earnings per unit has been computed by dividing net income for the three and the nine months ended September 30, 1997 and 1996, respectively, by the weighted average number of units outstanding during the period.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share" which is required to be adopted on December 31, 1997. At that time, the Operating Partnership will be required to change the method currently used to compute earnings per unit and to restate all prior periods presented. Under the new requirements for calculating basic earnings per unit, the dilutive effect of stock options will be excluded. The impact of SFAS No. 128 is not expected to be material.

4.  MORTGAGE NOTES RECEIVABLE

The Operating Partnership's mortgage notes receivable consists of a $7.2 million mortgage note receivable at a fixed rate of 8.0 percent secured by a first mortgage lien on The Pines Apartments, matures November 1, 1997. The mortgage note receivable maturity date can be extended 30 days to December 1, 1997 at the option of the borrower.

5.  MORTGAGE AND NOTES PAYABLE

The Operating Partnership's mortgage notes and notes payable consists of the following:


                                                                                SEPTEMBER 30,  DECEMBER 31,
                                                                                    1997           1996
                                                                                -------------  ------------

  CONVENTIONAL MORTGAGE LOANS:
  Mortgage note payable at a fixed interest rate of 8.0 percent, monthly             $     --  $  5,380
  principal and interest payments.  The unpaid principal balance was repaid on
  January 9, 1997.

  Mortgage note payable at a fixed interest rate of 8.0 percent, monthly                   --     4,340
  principal and interest payments. The unpaid principal balance was repaid on
  January 9, 1997.

  Mortgage note payable at a fixed interest rate of 8.0 percent, monthly                   --     8,951
  principal and interest payments. The unpaid principal balance was repaid on
  January 9, 1997.

  Mortgage note payable at a fixed interest rate of 8.28 percent, monthly                  --     6,225
  principal and interest payments.  The unpaid principal balance was repaid on
  January 31, 1997.

  Mortgage note payable at a fixed interest rate of 9.95 percent, monthly                  --    12,065
  principal and interest payments.  The unpaid principal balance was repaid on
  July 15, 1997.

  Mortgage note payable at a fixed interest rate of 9.3 percent, monthly                   --     3,182
  principal and interest payments.  The unpaid principal balance was repaid on
  July 15, 1997.

  Mortgage note payable at fixed interest rates ranging from 6.5 percent to 9.0        18,219        --
  percent, monthly principal and interest payments through August 17, 2004, remaining balance due August 17, 2004.  Interest rate increases 0.25 percent annually each September.  Secured by a first mortgage lien on one apartment community.  The mortgage note can be repaid at any time at the Operating
  Partnership's option without prepayment penalty.

  $50 million securitized debt at a fixed interest rate of 7.17 percent, monthly       49,117    49,509
  principal and interest payments through January 1, 2006, remaining balance due
  January 1, 2006.  Secured by first mortgage liens on 5 apartment communities.       -------   -------
                                                                                       67,336    89,652

  MORTGAGE LOAN CERTIFICATES:
  Securitized debt at a fixed stated interest rate of 7.98 percent, with an           130,586   130,520
  effective interest rate of 8.05 percent, monthly interest payments only through
  August 1, 2001. Secured by first mortgage liens on 21 communities.  The face amount of $131 million is due August 1, 2001.  The balance is net of unamortized discount of $414 and $480 at September 30, 1997 and December 31,
  1996, respectively.

  SENIOR UNSECURED NOTES:
  $75 million senior unsecured notes with a fixed coupon rate of 7.50 percent.         74,610        --
  Semiannual interest only payments due April 15 and October 15 commencing
  October 15, 1997.  Face amount of $75 million is due April 15, 2004.  The balance is net of an unamortized discount of $390 at September 30, 1997. The effective interest rate inclusive of the benefit of a treasury lock transaction is 7.18 percent.

  $50 million senior unsecured notes with a fixed coupon rate of 7.625 percent.        49,624        --

  Semiannual interest only payments due April 15 and October 15 commencing
  October 15, 1997.  Face amount of $50 million is due April 15, 2007. The balance is net of an unamortized discount of $375 at September 30, 1997. The
  effective interest rate inclusive of the benefit of a treasury lock                -------    -------
  transaction is 7.36 percent.                                                        124,234        --


                                                                                  SEPTEMBER 30,        DECEMBER 31,
                                                                                      1997                 1996
                                                                                      ----                 ----
TAX EXEMPT BONDS:
  $17.3 million tax exempt bonds with a floating interest rate based on the tax      $17,300               $17,300
  exempt note rate set by the remarketing agent, or at the option of the
  Operating Partnership can convert to a fixed rate as determined by the remarketing agent.  Secured by a $17.5 million direct pay letter of credit, interest payments only, matures December 1, 2007 (Effective interest rate of
  5.61 percent at September 30, 1997).

  $22.6 million tax exempt bonds with a floating interest rate based on the tax       22,650                22,650
  exempt note rate set by the remarketing agent, interest payments only. Secured by a $22.8 million direct pay letter of credit, matures February
  1, 2016. (Effective interest rate of 5.58 percent at September 30, 1997).

  $24.05 million tax exempt bonds with a floating interest rate based on the tax      24,050                24,050
  exempt note rate set by the remarketing agent, interest payments only. Secured by a $24.4 million direct pay letter of credit, matures August
  1, 2005. (Effective interest rate of 5.29 percent at September 30, 1997).
                                                                                    --------              --------
                                                                                      64,000                64,000

  REVOLVING CREDIT FACILITY:
  $150 million unsecured Revolving Credit Facility with floating interest rate        56,000               152,000
  based on LIBOR plus 1.15 percent or at the option of the Operating Partnership at prime rate, interest payments only.  Matures September 24, 1999 (Effective interest rate of 6.92 percent at September 30, 1997).
                                                                                    --------              --------
                                                                                    $436,172              $442,156
                                                                                    ========              ========

  Scheduled principal payments on debt, assuming that the Operating Partnership exercises its options to extend the maturity date on the Revolving Credit Facility, are as follows:

----------------------------------------------------------------------------------------
                MORTGAGE      MORTGAGE     SENIOR                   REVOLVING
                  NOTES         LOAN      UNSECURED   TAX-EXEMPT     CREDIT
                 PAYABLE    CERTIFICATES    NOTES        BONDS      FACILITY      TOTAL
----------------------------------------------------------------------------------------
  1997          $   154     $     --     $     --     $    --       $    --     $    154
  1998              784           --           --          --            --          784
  1999              831           --           --          --        56,000       56,831
  2000              882           --           --          --            --          882
  2001              937       130,586          --          --            --      131,523
  Thereafter     63,748           --      124,234      64,000            --      251,982
----------------------------------------------------------------------------------------
   Total        $67,336      $130,586    $124,234     $64,000       $56,000     $442,156
----------------------------------------------------------------------------------------

  On June 13, 1997, the Operating Partnership amended its existing $225 million Revolving Credit Facility with a bank group to decrease the commitment amount from $225 million to $150 million and decrease the interest rate from LIBOR plus 1.50 percent to LIBOR plus 1.15 percent. The Revolving Credit Facility provides funding for working capital, construction activities and acquisitions.

  The Operating Partnership has three direct pay letters of credit of $17,500, $22,800 and $24,400 which serve as a credit enhancement for the tax exempt bonds. The letters of credit are secured by a first mortgage lien on four apartment communities.

  In January 1997, the Operating Partnership extinguished the debt on four mortgages with unpaid principal balances of approximately $25,000 with proceeds from the Revolving Credit Facility. As a result, the Operating Partnership incurred a loss from the early extinguishment of debt of approximately $1,500.

6.  DISTRIBUTIONS

On October 15, 1997, the Operating Partnership paid a distribution of $0.38 per unit ($9,480) to unitholders of record as of September 30, 1997.

7.  MANAGEMENT FEES

The Operating Partnership, through the Management Company, performs management services for certain unaffiliated communities. Management fees received from managed communities were $380 and $102 for the three months ended September 30, 1997 and 1996 and $610 and $1,053 for the nine months ended September 30, 1997 and 1996, respectively. The nine months ended September 30, 1997 and 1996 balance includes a one time non-recurring $250 and $500 termination fee received from the sale of management contracts, respectively.

8.  STOCK INCENTIVE PLAN

STOCK OPTION PLAN

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Proforma information regarding net income and earnings per share is required by SFAS No. 123 and is provided by the Company in its annual report.

Initially 1,830,000 shares of the Company's common stock were reserved for issuance under the plan. Information with respect to stock options granted during the nine months ended September 30, 1997 is as follows:

                                                              Weighted
                                                              Average
                                                           Exercise Price
                                               Shares        Per Share
                                               ------        ---------

Options outstanding at December 31, 1996       908,850         $20.63
     Exercised                                 (36,500)         20.02
     Granted                                   266,500          20.58
     Forfeited                                 (33,588)         20.81
                                             ---------         ------
Options outstanding at September 30, 1997    1,105,262         $20.70
                                             =========         ======

Options exercisable:
     December 31, 1996                         357,700         $19.98
     September 30, 1997                        601,664         $20.40


Options to purchase 724,738 and 901,650 shares of common stock were available for grant under the plan at September 30, 1997 and December 31, 1996, respectively.

EXECUTIVE STOCK INCENTIVE PLAN

Prior to the Initial Public Offering, the Company's predecessor Evans Withycombe, Inc. had in place an Executive Incentive Deferred Compensation Plan (the "Executive Plan"). Pursuant to the Executive Plan, certain executives of Evans Withycombe, Inc. (the "Participants") were granted an aggregate of 98,500 shares of restricted stock from the Company one year following the Initial Public Offering if they remained employees of the Company during such period. One-third of the shares vest on each of the second, third and fourth anniversaries of the Initial Public Offering based on an offering price per share of $20. The expense is being amortized ratably over the periods in which the shares vest and an expense of $35 and $48 and $95 and $360 for the three and nine months ended September 30, 1997 and 1996, respectively, is included in general and administrative expense. Information with respect to the executive restricted stock incentive plan is as follows:

                                                                       Shares
                                                                       ------

      Restricted stock, net of forfeitures, at December 31, 1996       74,346
      Forfeited                                                        (1,174)
                                                                       ------
      Restricted stock at September 30, 1997                           73,172
                                                                       ======


      Number of shares vested at September 30, 1997                    53,325


RESTRICTED STOCK PROGRAM

The Company has awarded 45,220 shares, net of forfeitures, of restricted stock to certain employees of the Company under its 1994 Stock Incentive Plan. The restricted stock vests ratably over periods ranging from one to seven years from the date of the award and are based on the price of the stock at the award date which ranges from $19.13 to $22.25. The related expense will be amortized ratably over the periods in which the shares vest and an expense of $92 and $34 and $168 and $66, for the three and nine months ended September 30, 1997 and 1996, respectively, is included in general and administrative expense.

The Company uses the proceeds from the exercise of stock options and the issuance of restricted stock to acquire a similar number of units in the Operating Partnership.

9.  MINORITY INTEREST

Evans Withycombe Finance, Inc., a wholly owned subsidiary of Evans Withycombe Residential, Inc., owns a one percent interest in the Financing Partnership at September 30, 1997 as follows:

                                                          Dollars
                                                          -------

      Balance at December 31, 1996                          $827
      Allocation of net income                                45
      Distributions paid                                     (73)
                                                           ------
      Balance at September 30, 1997                         $799
                                                           ======

10.  MERGER AND RECENT DEVELOPMENTS

The Operating Partnership has entered into an Asset Contribution Agreement, dated as of August 27, 1997 (the "Agreement"), with Equity Residential Operating Partnership ("EROP") pursuant to which Operating Partnership agreed, subject to certain conditions, to contribute all of its assets to EROP in exchange for units of limited partnership interest in EROP following the Merger (as defined below) The Asset Contribution Agreement was entered into in connection with the contemplated merger ("Merger") of the Company, the sole general partner of Operating Partnership, with and into Equity Residential Property Trust ("EQR"), a Maryland real estate investment trust and sole general partner of EROP, pursuant to an Agreement and Plan of Merger between the Company and EQR dated August 27, 1997. The Asset Contribution Agreement provides for the exchange of all outstanding limited partnership units in the Operating Partnership for limited partnership units in EROP, at an exchange ratio of 0.50 units of EROP for each unit of the Operating Partnership.

The Merger is subject to the approval of the shareholders of both EQR and the Company and the Asset Contribution Agreement is subject to the approval of the Operating Partnership's limited partners.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS
         (Amounts in thousands, except apartment data and number of shares and units)

The following discussion, which is based primarily on the consolidated financial statements of Evans Withycombe Residential, L.P. should be read in conjunction with the consolidated financial statements appearing elsewhere in this report. The consolidated financial statements of the Operating Partnership consist of the Operating Partnership, the Financing Partnership, and the Management Company.

OVERVIEW

When used in the following discussion, the words "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected, including, but not limited to, the actual timing of the Operating Partnership's planned acquisitions and developments, the strength of the local economies in the sub-markets in which the Operating Partnership operates, the Operating Partnership's ability to successfully manage its planned expansion into Southern California and the culmination of its pending merger with EROP. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Operating Partnership undertakes no obligation to publicly release any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RESULTS OF OPERATIONS - CONSOLIDATED FINANCIAL STATEMENTS

The results of operations for the three and the nine months ended September 30, 1997 and 1996, respectively, were significantly affected by acquisitions, developments and expansions.

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1997 TO THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996


                                  THREE MONTHS ENDED                            NINE MONTHS ENDED
                                -----------------------                       ---------------------
                                     SEPTEMBER 30,                                 SEPTEMBER 30,
                                -----------------------    PERCENTAGE         ---------------------   PERCENTAGE
                                  1997           1996        CHANGE              1997        1996       CHANGE
                                --------       --------    ----------         --------      -------   ----------
Rental income                   $ 28,417       $ 24,351         16.7%         $  83,282    $ 68,565       21.5%
Third party management fees          381            103         269.9               611       1,054      (42.0)
Interest income - investment
  in mortgage notes                  194             --           N/A               201          --         N/A
Interest and other                 2,249          1,484          51.5             5,747       4,565        25.9
                                --------       --------         -----         ---------    --------      ------
     Total revenues               31,241         25,938          20.4            89,841      74,184        21.1

Property operating and
  maintenance (1)                 10,261          9,214          11.4            29,430      24,333        20.9
Property management                  788            721           9.3             2,328       2,429        (4.2)
General and administrative           305            329          (7.3)              978       1,126       (13.3)
Interest                           7,873          6,251          25.9            23,275      17,144        35.8
Depreciation and amortization      6,701          5,437          23.2            19,338      15,077        28.3
                                --------       --------         -----          --------    --------      ------
Total expenses                    25,928         21,952          18.1            75,349      60,109        25.4
                                --------       --------         -----          --------    --------      ------

Income before minority
  interest, gain on sale
  of real estate assets and
  extraordinary item            $  5,313       $  3,986         33.9%          $14,492     $ 14,075        3.0%
                                ========       ========         =====          =======     ========      ======

Weighted average monthly
  rental revenue per unit,
  net of concessions            $    697       $    664                           $682     $    678
                                ========       ========         =====          =======     =========     ======

Weighted average number of
  apartments                      14,927         13,325        14,989           12,519
                                ========       ========        ======          =======     ========      ======

Economic occupancy (2)              92.2%          89.3%         89.1%            90.0%
                                ========       ========         =====          =======     ========      ======

     (1) The Operating Partnership defines property operating and maintenance expense as property and maintenance, real estate taxes and insurance.
     (2) Stabilized properties only.

Rental revenues increased by $4,066 and $14,717 or 16.7 percent and 21.5 percent for the three and nine months ended September 30, 1997 as compared to the similar period in 1996 as a result of increases in the weighted average number of apartments and the weighted average monthly revenue per occupied apartment, and a change in economic occupancy. The Operating Partnership believes that the increase in rental income was largely attributable to the acquisitions and stabilization of properties developed by the Operating Partnership in its rental markets.

Third party management fees increased $278 or 269.9 percent for the three months ended September 30, 1997 as a result of a $250 gain on the sale of a management contract and decreased $442 or 42.0 percent for the nine months ended September 30, 1997 due to the sale of several properties in the management portfolio in 1996 including a $500 one time termination fee for the sale of management contracts received in the second quarter of 1996.

Interest and other income for the three and nine months ended September 30, 1997 increased $765 and $1,182 or 51.5 percent and 25.9 percent as compared to the similar period in 1996 as a result of an increase in ancillary income related to the weighted average number of units, additional interest income from funds held by third party intermediaries, and cable revenue sharing.

Property operating and maintenance expense increased due to the increase in the weighted average number of apartments for the three and the nine months ended September 30, 1997 as compared to the same period in 1996, respectively.

Interest expense increased due to an increase in debt resulting from acquisitions and the increase in weighted average number of units in the portfolio. The Operating Partnership capitalized $509 and $1,479 of interest for the three and nine months ended September 30, 1997 compared to $608 and $2,072 for the same periods in 1996 due to a decrease in construction activity. Interest costs incurred during construction of a new property are capitalized until completion of construction on a building-by-building basis.

"SAME STORE" PORTFOLIO

The Operating Partnership defines same store portfolio as those communities that reached stabilized occupancy prior to January 1, 1996. Same store portfolio consists of 38 stabilized properties containing 10,319 apartment units that were owned by the Operating Partnership for the three months and nine months ended September 30, 1997 and 1996. Same store portfolio was adjusted to reflect the sale of Deer Creek Village, The Pines and Los Arboles apartment communities.



                                           THREE MONTHS ENDED                 NINE MONTHS ENDED
                                             SEPTEMBER 30,                      SEPTEMBER 30,
                                          -------------------   PERCENTAGE   -------------------   PERCENTAGE
                                            1997       1996       CHANGE       1997       1996       CHANGE
                                          ---------  --------   ----------   ---------  --------   ----------
Rental income                              $19,038    $18,561      2.6%       $55,763    $56,082      (0.6)%
Other income                                 1,110      1,044      6.3          3,203      2,973       7.7
                                           -------    -------      ---        -------    -------      ----
                                            20,148     19,605      2.8         58,966     59,055      (0.2)
Property operating and maintenance           7,080      7,053      0.4         20,208     19,725       2.4
                                           -------    -------      ---        -------    -------      ----
Property net operating income              $13,068    $12,552      4.1%       $38,758    $39,330      (1.5)%
                                           =======    =======      ===        =======    =======      ====

Weighted average monthly rental
  revenue per unit, net of concessions     $   668    $   667                 $   674    $   670
                                           =======    =======                 =======    =======
Economic occupancy                            92.2%      89.3%                   89.1%      90.0%
                                           =======    =======                 =======    =======


Rental income for the three months ended September 30, 1997 increased $477 and decreased $319 for the nine months ended September 30, 1997 as compared to the same period in 1996 as a result of a change in the average economic occupancy. Other income for the three and nine months ended September 30, 1997 increased as a result of higher ancillary income such as redecoration and application fees, and lease termination fees.

COMMUNITIES STABILIZED LESS THAN TWO YEARS

Communities stabilized less than two years consist of the development of four new apartment communities and the expansion of four existing apartment communities by the Operating Partnership, containing an aggregate of 1,444 new apartment units that reached stabilized occupancy during the year ended December 31, 1996. Increases in the three and nine month periods ended September 30, 1997 as compared to the three and nine month periods ended September 30, 1996 are the result of the increase in the weighted average number of apartments.



                                           THREE MONTHS ENDED  NINE MONTHS ENDED
                                              SEPTEMBER 30,       SEPTEMBER 30,
                                              -------------       -------------
                                              1997     1996       1997     1996
                                             ------   ------     ------   ------

     Rental income                           $3,020   $2,768     $9,017   $6,948
     Other income                               183      180        479      442
                                             ------   ------     ------   ------
                                              3,203    2,948      9,496    7,390

     Property operating and maintenance       1,052      873      2,969    2,295
                                             ------   ------     ------   ------

     Property net operating income           $2,151   $2,075     $6,527   $5,095
                                             ======   ======     ======   ======

     Weighted average number of apartments    1,444    1,354      1,444    1,136
                                             ======   ======     ======   ======


DEVELOPMENT AND LEASE UP COMMUNITIES

Development and lease up communities consist of the development of six new apartment communities and the expansion of two existing apartment communities containing an aggregate of 2,031 apartment units that were in the "construction," "development," or "lease up" stage during 1997 and therefore, not considered to have achieved stabilized occupancy for all of the periods presented. Increases in the three and the nine month periods ended September 30, 1997 as compared to the three and the nine month periods ended September 30, 1996 are the result of an increase in the weighted average number of apartments.



                                           THREE MONTHS ENDED  NINE MONTHS ENDED
                                              SEPTEMBER 30,       SEPTEMBER 30,
                                              -------------       -------------
                                              1997     1996       1997     1996
                                             ------   ------     ------   -----

     Rental income                           $2,041   $  410     $5,090   $  513
     Other income                               150       79        404      104
                                             ------   ------     ------   ------
                                              2,191      489      5,494      617

     Property operating and maintenance         649      295      1,696      420
                                             ------   ------     ------   ------

     Property net operating income           $1,542   $  194     $3,798   $  197
                                             ======   ======     ======   ======

     Weighted average number of
       apartments in lease up                 1,026      251        806      107
                                             ======   ======     ======   ======


ACQUISITIONS

Acquisitions consist of six properties containing 1,906 apartment units, which have been acquired by the Operating Partnership since January 1, 1996. The Operating Partnership acquired three apartment communities containing 912 apartment units during the third quarter of 1996. There were no acquisitions of apartment communities during the third quarter of 1997.

                                              THREE MONTHS ENDED  NINE MONTHS ENDED
                                                SEPTEMBER 30,       SEPTEMBER 30,
                                              ------------------  -----------------
                                                1997      1996      1997     1996
                                              --------  --------  --------  -------
     Rental income                              $3,908    $1,400   $10,647   $1,418
     Other income                                  193        35       404       35
                                                ------    ------   -------   ------
                                                 4,101     1,435    11,051    1,453

     Property operating and maintenance          1,321       513     3,585      515
                                                ------    ------   -------   ------

     Property net operating income              $2,780    $  922   $ 7,466   $  938
                                                ======    ======   =======   ======
     Weighted average number of apartments       1,906       667     1,795      222
                                                ======    ======   =======   ======

DISPOSITIONS

Dispositions consist of three properties containing 734 apartment units, which were sold by the Operating Partnership in 1997. The Operating Partnership sold one apartment community, containing 232 units, in the third quarter of 1997 and two apartment communities, containing 502 units, in the second quarter of 1997. There were no dispositions of apartment communities during 1996.

                                              THREE MONTHS ENDED     NINE MONTHS ENDED
                                                SEPTEMBER 30,          SEPTEMBER 30,
                                              ------------------     -----------------
                                              1997        1996       1997      1996
                                              -----       ------     ------    -------
     Rental income                            $ 410       $1,212     $2,766     $3,604
     Other income                                14           57        127        155
                                              -----       ------     ------     ------
                                                424        1,269      2,893      3,759

     Property operating and maintenance         159          480        973      1,378
                                              -----       ------     ------     ------

     Property net operating income            $ 265       $  789     $1,920     $2,381
                                              =====       ======     ======     ======
     Weighted average number of apartments      232          734        567        734
                                              =====       ======     ======     ======

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

The Operating Partnership's net cash provided by operating activities of $30.6 million for the nine months ended September 30, 1996 decreased to $28.1 million for the nine months ended September 30, 1997 as a result of cash related to the sale of apartment communities being held by a third party intermediary in order to complete a tax free exchange. Net cash used in investing activities decreased from $103.4 million for the nine months ended September 30, 1996 to $30.0 million for the nine months ended September 30, 1997. The decrease is the result of a reduction in construction activity for the first nine months of 1997 of $32.5 million as compared to $66 million for the first nine months of 1996 and a decrease in cash used to fund the Operating Partnership's acquisition activity from $34.9 million to $17.5 million in the first nine months of 1996 as compared to the first nine months of 1997 and the proceeds received from the sale of three apartment communities. Net cash provided by financing activities decreased from $70.6 million for the nine months ended September 30, 1996 to $1.9 million for the nine months ended September 30, 1997 due to less borrowings under the Revolving Credit Facility as a result of the reduction in construction and acquisition activity.

The Operating Partnership expects to meet its short-term liquidity requirements, including capital expenditures relating to maintaining Stabilized Communities, generally through its net cash provided by operations and borrowings under its credit arrangements and anticipates meeting long-term liquidity requirements, such as scheduled debt maturities, financing of construction and development activities and possible acquisitions through long-term unsecured borrowings, issuance of additional equity securities of the Operating Partnership or debt securities of the Operating Partnership, or, possibly in connection with acquisitions of land or existing properties, issuance of Units of the Operating Partnership. The Operating Partnership believes that its net cash provided by operations will be adequate and anticipates that it will continue to be adequate to meet both operating requirements and payment of dividends by the Operating Partnership in accordance with the Company's REIT requirements in both the short and the long term.

The information in the immediately preceding paragraph is forward looking and involves risks and uncertainties that could significantly impact the Operating Partnership's expected liquidity requirements in the short and long term. While it is impossible to itemize the many factors and specific events that could affect the Operating Partnership's outlook for its liquidity requirements, such factors would include the actual timing of the Operating Partnership's planned development of new, and expansion of existing, communities; acquisitions of existing apartment communities; the actual costs associated with such developments and acquisitions; the strength of the local economies in the sub-markets in which the Operating Partnership operates and the culmination of its pending merger with EROP. The Operating Partnership is further subject to risks relating to the limited geographic area in which it operates and its ability to successfully manage its planned expansion into Southern California, a market in which it did not have any operating history prior to 1995. Higher than expected costs, delays in development of communities, a downturn in the local economies and/or the lack of growth of such economies could reduce the Operating Partnership's revenues and increase its expenses, resulting in a greater burden on the Operating Partnership's liquidity than that which the Operating Partnership has described above.


CAPITAL RESOURCES

At September 30, 1997, the Operating Partnership's total debt was approximately $442.2 million and the Operating Partnership's debt to total market capitalization (Market Equity plus Debt) was approximately 40.2 percent. The Operating Partnership received an investment grade security rating of "BBB-" from Standard & Poor's Corporation, "Baa3" from Moody's Investors Service, Inc., and " BBB-" from Fitch Investors Service, L.P. in December 1996 with respect to prospective issuances of senior unsecured debt.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating. A rating of (a) BBB- from Standard & Poor's Corporation indicates that the obligations of the Operating Partnership are in the lower range of those obligations that exhibit adequate protection parameters, (b) Baa3 from Moody's Investors Service, Inc. indicates that the obligations of the Operating Partnership are considered to be in the lower range of medium-grade obligations, which are not considered to be highly protected or poorly secured and (c) BBB-from Fitch Investors Service, L.P. indicates that the obligations of the Operating Partnership are considered to be in the lower range of obligations considered to be of investment grade and of satisfactory credit quality and that its ability to pay interest and to repay principal is considered to be adequate.

CONVENTIONAL MORTGAGE LOANS

Conventional mortgage loans are comprised of one fixed rate loan at September 30, 1997 which is collateralized by a first mortgage lien on an apartment community included in real estate assets. The mortgage is payable in monthly installments of principal and interest and matures on August 17, 2004. The conventional mortgage loan aggregated $18.2 million at September 30, 1997 with an interest rate of 6.5 percent. In January 1997, the Operating Partnership extinguished the debt on four mortgages with unpaid principal balances of approximately $25.0 million with proceeds from the Revolving Credit Facility. As a result, the Operating Partnership incurred a loss from the early extinguishment of debt of approximately $1.5 million. On July 15, 1997, the Operating Partnership repaid two additional mortgages with unpaid principal balances of approximately $15.2 million with proceeds from the Revolving Credit Facility. There were no prepayment penalties associated with the repayment of these two mortgages.

In December 1995, the Operating Partnership entered into a ten year $50 million fixed rate loan from an insurance company that bears interest at 7.17 percent, with principal and interest due monthly based on a 25-year amortization schedule beginning January 1, 1996 through January 1, 2006, and the remaining unpaid principal balance due January 1, 2006. The loan is secured by a first deed of trust on five apartment communities. Proceeds from the loan were used to pay down the outstanding balances on the Revolving Credit Facility. The outstanding debt was $49.1 million at September 30, 1997. The loan is convertible to unsecured upon the Operating Partnership achieving an investment grade rating of BBB or better.

MORTGAGE LOAN CERTIFICATES

The Operating Partnership, through the Financing Partnership, borrowed $102.0 million under a securitized loan in August 1994. During January 1995, the Operating Partnership borrowed the balance of $29.0 million (increasing the total to $131.0 million). The loan is secured by the first mortgage liens on 21 Communities. The $102.0 million was issued at 99.97 percent of its face amount and the $29.0 million was issued at 97.9375 percent of its face amount and will mature on August 1, 2001. Although both amounts bear interest at 7.98 percent, the $29.0 million has an effective interest rate of 8.40 percent due to the discount. The weighted average effective interest rate of the total $131 million loan is 8.05 percent. The bonds have been rated "AA" by Standard & Poor's.

In March 1997, the Operating Partnership substituted two apartment communities, Sonoran and The Heritage, as collateral for the securitized loan in exchange for releasing the liens on three apartment communities, The Pines and Deer Creek Village, which were sold in June 1997, and La Valencia.


SENIOR UNSECURED NOTES

On April 2, 1997, the Operating Partnership completed the sale of $75 million senior unsecured notes priced at 99.44 percent of par with a coupon rate of 7.50 percent due April 15, 2004 and $50 million senior unsecured notes priced at
99.21 percent of par with a coupon rate of 7.625 percent due April 15, 2007. Proceeds to the Operating Partnership from the sale of the notes, net of underwriter's discount and out-of-pocket costs, was approximately $122.8 million. In anticipation of the Offering, the Operating Partnership entered into two forward treasury lock agreements on February 25, 1997. The treasury lock agreements were settled concurrently with the completion of the sale of the senior unsecured notes on April 2, 1997, and the Operating Partnership received proceeds from the settlement of the treasury lock agreements of approximately $3 million. The Operating Partnership is amortizing the gain on the settlement of the treasury lock transaction as a reduction in interest expense on the notes using the effective interest rate method. The effective interest rates on the senior unsecured notes inclusive of the benefit from the settlement of the treasury lock transaction is 7.18 percent and 7.36 percent, respectively. The Operating Partnership used the proceeds from the sale of the notes and settlement of the treasury lock transaction to pay down its Revolving Credit Facility.

TAX EXEMPT BONDS

Tax exempt bonds were comprised of three floating rate bonds based on the tax exempt note rate set by the respective remarketing agents (or, at the option of the Operating Partnership at a fixed rate determined by the remarketing agents). The bonds are secured by letters of credit which are secured by first mortgage liens on four apartment communities. The tax exempt bonds have monthly interest only payments and mature at various dates through 2016. The tax exempt bonds aggregated $64.0 million at September 30, 1997 with interest rates ranging from
5.29 percent to 5.61 percent.

REVOLVING CREDIT FACILITY

On June 13, 1997, the Operating Partnership amended its existing $225 million unsecured Revolving Credit Facility with a bank group to decrease the commitment amount from $225 million to $150 million and decrease the interest rate from a floating rate of London Inter Bank Offered Rate (LIBOR ) plus 150 basis points (100 basis points equals one percent) to 115 basis points (or, at the option of the Operating Partnership, at the prime rate announced by the banks). The Revolving Credit Facility has a term of three years which expires in September 1999, with an option to extend for one year and provides for monthly payments of interest only. It will be used to finance acquisitions, to fund construction and development and renovation costs, and for working capital purposes. At September 30, 1997, there was $56.0 million outstanding on the Revolving Credit Facility, with an effective interest rate of
6.92 percent. The Revolving Credit Facility contains customary representations, covenants and events of default, including a limitation which restricts dividends to 95 percent of Funds From Operations, as defined. The Operating Partnership does not expect that the covenants will affect its ability to pay dividends in accordance with its current dividend policy or the Company's ability to maintain a REIT status.

The table below outlines the Operating Partnership's debt structure as of September 30, 1997.

                                     OUTSTANDING     WEIGHTED AVERAGE
                                       BALANCE         INTEREST RATE
FIXED RATE DEBT:
  Mortgage Debt:
    Conventional................      $ 67,336             6.98%
    Mortgage Loan Certificates..       130,586             8.05
  Unsecured:
    $75 million senior notes....        74,610             7.18
    $50 million senior notes....        49,624             7.36
                                      --------             ----
      Total Fixed Rate Debt.....       322,156             7.51

VARIABLE RATE DEBT:
  Tax Exempt Bonds..............        64,000             5.38
  Revolving Credit Facility.....        56,000             6.92
                                      --------             ----
      Total Variable Rate Debt..       120,000             6.10
                                      --------             ----
      Total Debt................      $442,156             7.12%
                                      ========             ====

The Operating Partnership had 6,164 unencumbered apartment units related to the Stabilized Communities and 953 unencumbered apartment units related to the Communities Under Construction and in Lease-Up at September 30, 1997.

SUBSEQUENT OFFERINGS

On May 28, 1996, the Company completed the Second Public Offering of 4,500,000 shares of its Common Stock of which 2,000,000 shares were sold by the Company and an aggregate of 2,500,000 were sold by two institutional stockholders. On June 25, 1996, the underwriters exercised their over-allotment option for 200,000 shares and the Company issued an additional 88,889 shares of its Common Stock and the institutional stockholders sold an additional 111,111 shares pursuant to a partial exercise of the over-allotment option granted to the underwriters. Net proceeds to the Company from the Second Public Offering were approximately $40,891,000. The Company used the proceeds from the sale of Common Stock to purchase 2,088,889 units in the Operating Partnership. The Operating Partnership used the proceeds to pay down its Revolving Credit Facility.

In January 1997, the Company filed a shelf registration statement with the SEC for up to $125 million of common stock, preferred stock and warrants issuable by the Company and $200 million of debt securities issuable by the Operating Partnership. The registration statement, which has been declared effective by the SEC includes $125 million of available securities under the September 1995 registration statement. These registration statements provide the Company with the ability to issue and sell a portion of such securities from time to time.

On February 14, 1997, the Company completed the Third Public Offering of 1,800,000 shares of its Common Stock. Net proceeds to the Company from the February 1997 Offering were approximately $35,415,000. The Company used the proceeds from the sale of Common Stock to purchase 1,800,000 units in the Operating Partnership. The Operating Partnership used the proceeds to pay down its Revolving Credit Facility.

INFLATION

Most of the leases at the communities are for a term of one year or less, which may enable the Operating Partnership to seek increased rents upon renewal of existing leases or commencement of new leases. The short-term nature of the leases generally serves to reduce the risk to the Operating Partnership of the adverse effects of inflation.

FUNDS FROM OPERATIONS

The Operating Partnership and industry analysts consider Funds from Operations ("FFO") to be an appropriate measure of the performance of an equity REIT because it is predicated on cash flow analyses. The Operating Partnership computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is defined as net income (loss) determined in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property plus depreciation and amortization, excluding depreciation on non-real estate assets and amortization of deferred financing costs. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Operating Partnership's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Operating Partnership's needs. The Operating Partnership believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Operating Partnership, FFO should be examined in conjunction with net income, as presented in the consolidated financial statements and elsewhere in this document.




                                              THREE MONTHS ENDED     NINE MONTHS ENDED
                                                SEPTEMBER 30,          SEPTEMBER 30,
                                              ------------------    ------------------
                                                1997      1996        1997      1996
                                              ---------  -------    --------  --------

     Income before minority interest,
       gain on sale of real estate assets
       and extraordinary item                   $ 5,313   $3,986    $14,492    $14,075
     Depreciation and amortization, net of
       corporate depreciation                     6,603    5,390     19,101     14,951
     Amortization of executive deferred
       compensation expense                          35       48         95        360
                                                -------   ------    -------    -------
     Funds from Operations                      $11,951   $9,424    $33,688    $29,386
                                                =======   ======    =======    =======


NUMBER OF UNITS

The Operating Partnership had 24,915,866 and 24,583,939 weighted average number of units for the three and the nine months ended September 30, 1997 and 23,038,163 and 21,897,381 for the three and the nine months ended September 30, 1996, respectively.

CAPITALIZATION OF FIXED ASSETS AND COMMUNITY IMPROVEMENTS.

The Operating Partnership has established a policy of capitalizing those expenditures relating to acquiring new assets, materially enhancing the value of an existing asset, or substantially extending the useful life of an existing asset. All expenditures necessary to maintain a community in ordinary operating condition are expensed as incurred.

Acquisition of assets and community expenditures are as follows:

                                           THREE MONTHS ENDED    NINE MONTHS ENDED
                                             SEPTEMBER 30,         SEPTEMBER 30,
                                            1997       1996       1997       1996
                                           -------    -------   -------    --------
New community development                  $10,556    $20,143   $32,881    $ 66,314
Acquisitions                                    --     44,193    34,800      57,211
Nonrecurring capital expenditures:
Vehicle access control gates                   712        154     1,437         154
Computer upgrade                               195        148       347         199
Recurring capital expenditures:
  Community additions and improvements         930        746     2,972       2,075
  Corporate additions and improvements          13         21        59          21
                                           -------    -------   -------    --------
                                           $12,406    $65,405   $72,496    $125,974
                                           =======    =======   =======    ========

DEVELOPMENT AND CONSTRUCTION ACTIVITY

The apartment communities under construction and in lease-up are listed below:

                                              AVERAGE     ESTIMATED       ACTUAL        ACTUAL OR       ESTIMATED
                                               UNIT     CONSTRUCTION     DATE OF        ESTIMATED        DATE OF
                                    TOTAL      SIZE         COST       CONSTRUCTION    COMMENCEMENT     STABILIZED
NAME                   CITY         UNITS    (SQ. FT.)   (MILLIONS)    COMMENCEMENT    OF LEASE-UP      OCCUPANCY
------------------------------------------------------------------------------------------------------------------
QUARTER

PHOENIX
Montierra              Scottsdale    249      1,052         $ 21           3:97            2:98         1:99
The Retreat Phase I    Phoenix       240        973           14           1:97            3:97         2:98
The Retreat Phase II   Phoenix       240        973           17           3:97            2:98         1:99
Vista Grove            Mesa          224        911           14           1:97            3:97         2:98
                                     ---                    ----
     TOTAL                           953                    $ 66
                                     ===                    ====

The information set forth in the table above is based upon a number of estimates and assumptions that are inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond the Operating Partnership's control. The actual development cost, completion date and stabilization date of any project will be dependent upon a variety of factors beyond the control of the Operating Partnership including, for example, labor and other personnel costs, material costs, weather conditions, government fees and leasing rates.

DISPOSITION ACTIVITY

During the second quarter of 1997, the Operating Partnership sold two properties, Deer Creek Village and The Pines, containing 502 apartment units. The aggregate sales price was approximately $22.4 million resulting in a gain from the sale of approximately $5.2 million. The Operating Partnership received cash of approximately $7.3 million and two carryback mortgage notes of approximately $15.1 million. The $7.9 million mortgage note on Deer Creek Village was paid off on July 23, 1997. The mortgage note is secured by a first deed of trust on The Pines property and matures in November 1997. The buyer may repay the remaining mortgage note at anytime without prepayment penalties. The mortgage note receivable maturity date can be extended 30 days to December 1, 1997 at the option of the borrower.

On September 30, 1997, the Operating Partnership sold Los Arboles Apartments, a 232 unit apartment community located in Chandler, Arizona. The aggregate proceeds were approximately $12.5 million resulting in a gain from the sale of approximately $2.3 million. In connection with the sale, the Operating Partnership sold the management contract on an adjoining apartment community, Los Arboles II and received payment of the unpaid principal balance and accrued interest on the mortgage note on that property.

APARTMENT COMMUNITIES

The following sets forth certain information regarding the current apartment communities at September 30, 1997. All of the communities are owned 100 percent in fee by the Operating Partnership.


                                                                      YEAR
                                                                   DEVELOPED
                                          NUMBER OF   DEVELOPED/       OR
APARTMENT COMMUNITIES            CITY     APARTMENTS   ACQUIRED     ACQUIRED
---------------------            ----     ----------   --------     --------
SAME STORE
ARIZONA
-------
    PHOENIX:
Acacia Creek                  Scottsdale         508  Acquired           1995
Bayside at the Islands        Gilbert            272  Developed          1988
Country Brook                 Chandler           276  Acq/Dev       1991/1993
Gateway Villas                Phoenix            180  Developed          1995
Greenwood Village             Tempe              270  Acquired           1993
Heritage Point                Mesa               148  Acquired           1994
La Mariposa                   Mesa               222  Acquired           1990
La Valencia                   Mesa               361  Acquired           1990
Little Cottonwoods            Tempe              379  Acq/Acq/Dev  1989/89/90
Miramonte                     Scottsdale         151  Developed          1983
Morningside                   Scottsdale         160  Acquired           1992
Mountain Park Ranch           Phoenix            240  Developed          1995
Park Meadow                   Gilbert            156  Acquired           1992
Preserve at Squaw Peak        Phoenix            108  Acquired           1991
Promontory Pointe             Phoenix            304  Acquired           1988
Rancho Murietta               Tempe              292  Acquired           1995
Scottsdale Courtyards         Scottsdale         274  Developed          1993
Scottsdale Meadows            Scottsdale         168  Developed          1984
Shadow Brook                  Phoenix            224  Acquired           1993
Shores at Andersen Springs    Chandler           299  Developed     1989/1993
Silver Creek                  Phoenix            174  Acquired           1991
Sonoran                       Phoenix            429  Developed          1995
Sun Creek                     Glendale           175  Acquired           1993
Superstition Vista            Mesa               316  Acquired           1995
The Enclave                   Tempe              204  Developed          1995
The Heritage                  Phoenix            204  Developed          1995
The Meadows                   Mesa               306  Acquired           1987
The Palms                     Phoenix            132  Developed          1990
Towne Square                  Chandler           468  Acq/Dev       1992/1995
Villa Encanto                 Phoenix            382  Developed          1983
Village at Lakewood           Phoenix            240  Developed          1988
                                              ------
                                               8,022

   TUCSON:
Harrison Park                 Tucson             172  Acquired           1991
La Reserve                    Oro Valley         240  Developed          1988
Orange Grove Village          Tucson             256  Acquired           1991
Suntree Village               Oro Valley         424  Acquired           1992
The Arboretum                 Tucson             496  Acq/Dev       1992/1995
Village at Tanque Verde       Tucson             217  Acq/Dev       1990/1994
                                              ------
                                               1,805
CALIFORNIA:
-----------

The Ashton                    Corona Hills       492  Acquired           1995
                                              ------
                                                 492
                                              ------
     Total Same Store                         10,319
                                              ======



                                                                                             YEAR
                                                                                           DEVELOPED
                                                                   NUMBER OF   DEVELOPED/     OR
APARTMENT COMMUNITIES                                      CITY    APARTMENTS   ACQUIRED   ACQUIRED
---------------------                                      ----    ----------  ----------  ---------
COMMUNITIES STABILIZED LESS THAN TWO YEARS
ARIZONA
-------
    PHOENIX:
Country Brook Expansion Phase III                        Chandler         120  Developed     1995/96
Ingleside                                                Phoenix          120  Developed     1995/96
Ladera                                                   Phoenix          248  Developed     1995/96
Mirador                                                  Phoenix          316  Developed     1995/96
Park Meadow Expansion Phase II                           Gilbert           68  Developed     1995/96
Towne Square Expansion Phase III                         Chandler         116  Developed     1995/96
                                                                       ------
                                                                          988
TUCSON:
The Legends                                              Tucson           312  Developed     1995/96
Orange Grove Expansion Phase II                          Tucson           144  Developed     1995/96
                                                                       ------
                                                                          456
                                                                       ------
     Total Communities Stabilized Less than Two Years                   1,444
                                                                       ======

DEVELOPMENTS AND LEASE-UP PROPERTIES
ARIZONA
-------
   PHOENIX:
The Hawthorne (1)                                        Phoenix          276  Developed     1995/96
The Retreat Phase I (2)                                  Phoenix          240  Developed     1996/97
The Retreat Phase II                                     Phoenix          240  Developed        1997
Vista Grove (2)                                          Mesa             224  Developed     1996/97
The Isle at Arrowhead Ranch (4)                         Glendale          256  Developed        1996
Promontory Pointe Expansion Phase II (1)                 Phoenix          120  Developed     1995/96
Montierra                                             Scottsdale          249  Developed        1997
                                                                       ------
                                                                        1,605
  TUCSON:
Bear Canyon (3)                                           Tucson          238  Developed     1995/96
Harrison Park Expansion Phase II (3)                      Tucson          188  Developed     1995/96
                                                                       ------
                                                                          426
                                                                       ------
    Total Developments and Lease-Up Properties                          2,031
                                                                       ======

ACQUISITIONS
CALIFORNIA
----------
Canyon Crest Views                                     Riverside          178   Acquired       1996
Canyon Ridge                                           San Diego          162   Acquired       1997
Marquessa                                           Corona Hills          336   Acquired       1997
Portofino                                            Chino Hills          176   Acquired       1996
Parkview Terrace Club                                   Redlands          558   Acquired       1996
Redlands Lawn & Tennis Club                             Redlands          496   Acquired       1996
                                                                       ------
                                                                        1,906
                                                                       ------
Total                                                                  15,700
                                                                       ======

DISPOSITIONS
ARIZONA
-------
Deer Creek Village                                       Phoenix          308   Acquired       1991
The Pines                                                   Mesa          194   Acquired       1992
Los Arboles                                             Chandler          232   Developed      1985
                                                                       ------
                                                                          734
                                                                       ======

(1) Community reached stabilized occupancy in the first quarter 1997
(2) Community is in lease-up
(3) Community reached stabilized occupancy in the second quarter 1997
(4) Community reached stabilized occupancy in the third quarter 1997

                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              ERP OPERATING LIMITED PARTNERSHIP


                              By:  EQUITY RESIDENTIAL PROPERTIES
                                   TRUST, its General Partner


                              By: /s/ Bruce C. Strohm
                                  -----------------------------
                                  Bruce C. Strohm
                                  Secretary, Executive Vice President and
                                    General Counsel


Dated: November 14, 1997